LeBoeuf, Lamb, Greene & MacRae, LLP
                              125 West 55th Street
                               New York, NY 10019

                                                              April 6, 2001



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

          Re:  Dominion   Resources,   Inc.  and  Virginia  Electric  and  Power
               Company's Application on Form U-1, File No. 70-9807 and Holding Company Act Release No. 27355 (March 16, 2001)

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission in connection with the acquisition by Dominion Resources, Inc. ("DRI") and Virginia Electric and Power Company (the "Company" and, collectively, "Applicants") of all of the partnership interests in three California general partnerships:
LG&E-Westmoreland Southampton, LG&E-Westmoreland Altavista and LG&E-Westmoreland Hopewell (collectively "Partnerships") from Westpower-Franklin, L.P., a Virginia limited partnership, LG&E Southhampton, L.P., a California limited partnership, LG&E Power 11 Incorporated, a California corporation, Westpower-Altavista, L.P., a Virginia limited partnership, LG&E Altavista, L.P., a California limited partnership, LG&E Power 12 Incorporated, a California corporation, Westpower-Hopewell, L.P., a Virginia limited partnership, LG&E Hopewell, L.P., a California limited partnership, and LG&E Power 13 Incorporated, a California corporation. Prior to the acquisition by Applicants, the three partnerships owned and operated three separate generation plants located in Virginia. Applicants previously submitted an application on Form U-1 under the Public Utility Holding Company Act of 1935 (the "1935 Act"), File No. 70-9807 (the "Application") requesting authority to undertake the acquisition, and the Commission subsequently issued an order approving the Acquisition in Holding Company Act Release No. 27355 (March 16, 2001) (the "Order").

     We have examined originals of the Application and Order and originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the application and the aforesaid corporate records, certificates and other documents. In addition, we have examined such questions of law, as we considered necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that:

          (1) All state laws applicable to the transactions described in the Application were complied with.

          (2) Upon the consummation of the transactions proposed in the Application, each of DRI and the Company was duly incorporated and existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

          (3)  The   Company   legally   acquired   Seller's   interest  in  the
               Partnerships.

          (4) The consummation of the transactions proposed in the Application did not violate the legal rights of the holders of any securities which had been issued by DRI and/or the Company and were outstanding on March 23, 2001.

          (5) The transactions proposed in the Application were carried out in accordance with the Application.

     The opinions expressed above in respect of the approval of the transactions described in the Application are subject to the following assumptions or conditions:

         a. The Commission shall have duly entered, and not rescinded, the Order granting and and permitting the Application to become effective with respect to the transactions described therein.

         b. No act or event other than as described herein shall have occurred subsequent to March 23, 2001, which would change the opinions expressed above.

         c. This opinion is rendered as of the date hereof and we hereby disclaim any obligation to notify any person after the date hereof if any change in fact or law could change our opinion with respect to any matter set forth herein. This opinion may not be relied upon by any other person or in any other transaction and may not be circulated, quoted or cited, in whole or in part, without our express prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Application.

     We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the 1935 Act under the federal laws of the United States. In rendering the foregoing opinion, as to all matters governed by the laws of the Commonwealth of Virginia, we have relied, without independent inquiry, solely upon the opinion of Troutman Sanders Mays & Valentine LLP dated April 4, 2001.

                                          Very truly yours,

                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.